Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Acquisition of Basic Comfort, Inc.

•	Expands Product Offering and Solidifies Position in Nursery Care and Travel Accessories Categories

•	Expects Acquisition to be Accretive to Full Year 2008 Results

Woonsocket, RI, April 1, 2008 – Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR, SUMRW), today announced that, on March 31, 2008, it completed the acquisition of Basic Comfort, Inc. (“Basic Comfort”), a leading manufacturer and supplier of infant comfort and safety products, including infant sleep positioners, infant head supports and portable changing pads.   Headquartered in Denver, Colorado, Basic Comfort was the first company to market infant sleep positioners, which aid in the prevention of plagiocephaly (“Flat Head Syndrome”), and has expanded its product offerings to include a broad range of infant comfort and safety products.  Basic Comfort operates a manufacturing and distribution facility in Denver and generated sales of approximately $10.0 million in 2007.  John Lord and Larry Jewett, the two principal officers of Basic Comfort, will continue to manage the business, which will be incorporated into Summer Infant’s operations under the Summer Infant brand.

The purchase price, which was not disclosed, was funded in part through available cash and borrowings under Summer Infant’s existing credit facility and the issuance of unregistered shares of Summer Infant’s common stock.  In connection with the acquisition, Summer Infant amended its existing credit facility with Bank of America to increase the aggregate amount that may be borrowed by $5.0 million, from $25.0 million to $30.0 million.

“We are very excited about the acquisition of Basic Comfort,” commented Mr. Jason Macari, Chief Executive Officer of Summer Infant. “Over the past twenty years, Basic Comfort has emerged as the leading innovator in infant accessories.  We believe Basic Comfort’s products are highly complementary and will add greatly to our existing product portfolio.  The acquisition of Basic Comfort establishes Summer Infant as the brand of choice in this highly-fragmented, fast-growing category.  We expect to leverage Summer Infant’s strong brand name, distribution capabilities and customer relationships to increase the growth potential for this business going forward.  In addition, we are very pleased to have John Lord and Larry Jewett stay on board, as their 30-plus years of industry experience represents a valuable contribution to the Summer Infant team. We expect this transaction to provide substantial sales and cost synergies and to be accretive in 2008.”

Summer Infant intends to update its full year 2008 financial guidance to reflect the acquisition of Basic Comfort on its first quarter 2008 earnings conference call.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These forward-looking statements relate to information or assumptions about the acquisition of Basic Comfort, Inc., benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855